Exhibit 10.1

Execution Copy

SHARE PURCHASE AGREEMENT

by and among

AEROSONIC CORPORATION

and

OP TECHNOLOGIES, INC.

and

OPTIMIZATION TECHNOLOGIES, INC.

and

CERTAIN SHAREHOLDERS OF
OPTIMIZATION TECHNOLOGIES, INC.

(for the purposes of Section 2.6 only)

Dated August 21, 2007

TABLE OF CONTENTS

Page
RECITALS		- 1 -
1.	DEFINITIONS AND USAGE	- 1 -
1.1	DEFINITIONS	- 1 -
2.	SALE AND TRANSFER OF THE SHARES; EXCLUDED ASSETS; DIRECTORS AND OFFICERS;
	CLOSING AND OTHER AGREEMENTS	- 11 -
2.1	PURCHASE AND SALE OF THE SHARES; EXCLUDED ASSETS AND LIABILITIES	- 11 -
2.2	PURCHASE PRICE	- 11 -
2.3	DIRECTORS OF THE COMPANY; OFFICERS OF THE COMPANY	- 15 -
2.4	CLOSING	- 15 -
2.5	CLOSING OBLIGATIONS	- 15 -
2.6	BUYER'S RIGHT OF FIRST REFUSAL	- 17 -
2.7	COOPERATIVE EFFORT UNTIL FAA CERTIFICATION	- 18 -
3.	REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER AND THE SHARES	- 20 -
3.1	ORGANIZATION AND GOOD STANDING	- 20 -
3.2	ENFORCEABILITY; AUTHORITY; NO CONFLICT	- 20 -
3.3	TITLE TO THE SHARES; CERTAIN SHAREHOLDERS OF SELLER	- 21 -
3.4	BUYER COMMON STOCK TO BE RESTRICTED SECURITIES	- 21 -
4.	REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY RELATING TO THE COMPANY	- 22 -
4.1	ORGANIZATION AND GOOD STANDING	- 22 -
4.2	ENFORCEABILITY; AUTHORITY; NO CONFLICT	- 22 -
4.3	CAPITALIZATION; TITLE TO SHARES; INVESTMENTS	- 23 -
4.4	FINANCIAL STATEMENTS	- 24 -
4.5	BOOKS AND RECORDS	- 24 -
4.6	TITLE TO ASSETS; ENCUMBRANCES	- 25 -
4.7	REAL PROPERTY	- 25 -
4.8	ACCOUNTS RECEIVABLE	- 25 -
4.9	INVENTORIES; SUPPLIERS; CUSTOMERS	- 26 -
4.10	NO UNDISCLOSED LIABILITIES; DIVIDENDS; INDEBTEDNESS	- 26 -
4.11	TAXES	- 27 -
4.12	NO MATERIAL ADVERSE CHANGE	- 28 -
4.13	EMPLOYEE BENEFITS	- 28 -
4.14	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS	- 29 -
4.15	LEGAL PROCEEDINGS; ORDERS	- 31 -
4.16	ABSENCE OF CERTAIN CHANGES AND EVENTS	- 31 -
4.17	CONTRACTS; NO DEFAULTS	- 31 -
4.18	INSURANCE	- 33 -
4.19	ENVIRONMENTAL MATTERS	- 33 -
4.20	INTELLECTUAL PROPERTY ASSETS	- 34 -
4.21	RELATIONSHIPS WITH RELATED PERSONS	- 37 -
4.22	BROKERS OR FINDERS	- 37 -
4.23	SOLVENCY	- 37 -
4.24	RETURN POLICIES; WARRANTIES; CUSTOMER SPECIAL ORDERS; ETC	- 38 -
4.25	ACCOUNTS; SAFE DEPOSIT BOXES; POWERS OF ATTORNEY	- 38 -
4.26	DISCLOSURE	- 38 -
5.	REPRESENTATIONS AND WARRANTIES OF BUYER	- 38 -
5.1	ORGANIZATION AND GOOD STANDING	- 39 -
5.2	AUTHORITY; NO CONFLICT	- 39 -
5.3	CERTAIN PROCEEDINGS	- 39 -
5.4	BROKERS OR FINDERS	- 40 -
6.	COVENANTS OF SELLER PRIOR TO CLOSING	- 40 -
6.1	ACCESS AND INVESTIGATION	- 40 -
6.2	OPERATION OF THE BUSINESS OF THE COMPANY	- 40 -
6.3	NEGATIVE COVENANT	- 40 -
6.4	REQUIRED APPROVALS	- 41 -
6.5	NOTIFICATION	- 41 -
6.6	NO NEGOTIATION	- 41 -
6.7	RESIGNATION OF OFFICERS AND DIRECTORS	- 41 -
7.	COVENANTS OF BUYER PRIOR TO CLOSING	- 41 -
	REQUIRED APPROVALS	- 41 -
8.	CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE	- 42 -
8.1	ACCURACY OF REPRESENTATIONS	- 42 -
8.2	SELLER'S PERFORMANCE	- 42 -
8.3	CONSENTS	- 42 -
8.4	ADDITIONAL DOCUMENTS	- 42 -
8.5	NO PROCEEDINGS	- 43 -
8.6	NO CONFLICT	- 43 -
8.7	INDEBTEDNESS	- 43 -
8.8	GOVERNMENTAL AUTHORIZATIONS	- 44 -
8.9	ANCILLARY AGREEMENTS	- 44 -
9.	CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE	- 44 -
9.1	ACCURACY OF REPRESENTATIONS	- 44 -
9.2	BUYER'S PERFORMANCE	- 44 -
9.3	NO INJUNCTION	- 44 -
10.	TERMINATION	- 44 -
10.1	TERMINATION EVENTS	- 44 -
10.2	EFFECT OF TERMINATION	- 45 -
11.	ADDITIONAL COVENANTS	- 45 -
11.1	PAYMENT OF ALL TAXES RESULTING FROM SALE OF SHARES BY SELLER	- 45 -
11.2	REPORTS AND RETURNS	- 46 -
11.3	ASSISTANCE IN PROCEEDINGS	- 46 -
11.4	NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT	- 46 -
11.5	CUSTOMER AND OTHER BUSINESS RELATIONSHIPS	- 47 -
11.6	RETENTION OF AND ACCESS TO RECORDS	- 47 -
11.7	LEGENDS	- 47 -
11.8	FURTHER ASSURANCES	- 48 -
12.	INDEMNIFICATION; REMEDIES	- 48 -
12.1	SURVIVAL	- 48 -
12.2	INDEMNIFICATION AND REIMBURSEMENT BY SELLER	- 49 -
12.3	INDEMNIFICATION AND REIMBURSEMENT BY BUYER	- 49 -
12.4	TIME LIMITATIONS	- 50 -
12.5	RIGHT OF SETOFF	- 50 -
12.6	THIRD-PARTY CLAIMS	- 50 -
12.7	OTHER CLAIMS	- 51 -
12.8	INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE	- 51 -
13.	CONFIDENTIALITY	- 52 -
13.1	DEFINITION OF CONFIDENTIAL INFORMATION	- 52 -
13.2	RESTRICTED USE OF CONFIDENTIAL INFORMATION	- 53 -
13.3	EXCEPTIONS	- 53 -
13.4	LEGAL PROCEEDINGS	- 54 -
13.5	RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION	- 54 -
13.6	ATTORNEY-CLIENT PRIVILEGE	- 54 -
14.	GENERAL PROVISIONS	- 55 -
14.1	EXPENSES	- 55 -
14.2	PUBLIC ANNOUNCEMENTS	- 55 -
14.3	NOTICES	- 55 -
14.4	JURISDICTION; SERVICE OF PROCESS	- 57 -
14.5	ENFORCEMENT OF AGREEMENT	- 58 -
14.6	WAIVER; REMEDIES CUMULATIVE	- 58 -
14.7	ENTIRE AGREEMENT AND MODIFICATION	- 58 -
14.8	DISCLOSURE SCHEDULE	- 58 -
14.9	ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS	- 59 -
14.10	SEVERABILITY	- 59 -
14.11	CONSTRUCTION	- 59 -
14.12	TIME OF ESSENCE	- 59 -
14.13	GOVERNING LAW	- 59 -
14.14	EXECUTION OF AGREEMENT	- 59 -

i

SHARE PURCHASE AGREEMENT

            This Share Purchase Agreement (this “Agreement”) is dated August 21, 2007 by and among Aerosonic Corporation, a Delaware corporation (“Buyer”), OP Technologies, Inc., an Oregon corporation (the “Company”), Optimization Technologies, Inc., an Oregon corporation (“Seller”) and holders of at least 90% of the issued and outstanding shares of capital stock, on a fully-diluted basis, of Seller for purposes of Section 2.6 hereof only.

RECITALS

            Seller owns 899,000 shares of the common stock, no-par value, of the Company, which constitutes 100% of the issued and outstanding shares of capital stock of the Company on a fully diluted basis. Seller desires to sell, and Buyer desires to purchase, all of the equity interests in the Company (including, without limitation, the shares of the common stock of the Company owned by Seller) for the consideration and on the terms set forth in this Agreement.

            In consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	DEFINITIONS AND USAGE

1.1	DEFINITIONS

            For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable” — (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company, (b) all other accounts or notes receivable of the Company and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Accounts Receivable Collection Period” — shall have the meaning set forth in Section 2.2(d) hereof.

“Adjusted Gross Company Product Sales” — Gross Company Product Sales less the Deductible Amounts.

“Balance Sheet” – shall have the meaning set forth in Section 4.4 hereof.

“Breach” — any breach of, or any material inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, material inaccuracy or failure.

“Business Day” — any day other than (a) Saturday or Sunday or (b) any other day on which banks in the State of Florida are permitted or required to be closed.

“Buyer” — as defined in the first paragraph of this Agreement.

“Buyer Contact” — shall have the meaning set forth in Section 13.2(a) hereof.

“Buyer’s Closing Documents” — shall have the meaning set forth in Section 5.2(a) hereof.

“Buyer Common Stock” — shall have the meaning set forth in Section 2.2(b) hereof.

“Buyer Indemnified Persons” — shall have the meaning set forth in Section 12.2 hereof.

“Closing” — shall have the meaning set forth in Section 2.4 hereof.

“Closing Date” — the date on which the Closing actually takes place.

“Code” — the Internal Revenue Code of 1986, as amended.

“Competing Business” — shall have the meaning set forth in Section 4.21 hereof.

“Company Contract” — any Contract (a) under which the Company has or may acquire any rights or benefits; (b) under which the Company has or may become subject to any obligation or liability; or (c) by which Company or any assets owned or used by the Company is or may become bound.

“Company Products” — shall mean all products of the Company listed on Section 1.1(CP) of the Disclosure Schedule and any derivations, variations or other products that are derived from technology, designs, software, algorithms or documentation with respect to such products.

“Confidential Information” — shall have the meaning set forth in Section 13.1(a) hereof.

“Consent” — any approval, consent, ratification, waiver or other authorization.

“Copyrights” — shall have the meaning set forth in Section 4.20(a) hereof.

“Contract” — any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Damages” — shall have the meaning set forth in Section 12.2 hereof.

“Deductible Amounts” — all shipping and handling costs; third party fulfillment fees; sales, use and value-added taxes; credit card and other third party service fees; agent commissions; and any credits for returns, rebates, cancellations and exchanges.

“Determination Statement” — shall have the meaning set forth in Section 2.2(c)(ii) hereof.

“Dexter Turner Employment Agreement” — shall have the meaning set forth in Section 2.5(a)(iii) hereof.

“Disclosure Schedule” — the disclosure schedule delivered by Seller and the Company to Buyer concurrently with the execution and delivery of this Agreement.

“Disclosing Party” — shall have the meaning set forth in Section 13.1(a) hereof.

“Dwight Turner Employment Agreement” — shall have the meaning set forth in Section 2.5(a)(v) hereof.

“Earn-out Payment Dispute Notice” — shall have the meaning set forth in Section 2.2(c)(ii) hereof.

“Earn-out Payment” — shall have the meaning set forth in Section 2.2(c)(i) hereof.

“Effective Time” — 5:00 p.m. (EDT) on the Closing Date.

“Employees” — shall have the meaning set forth in Section 4.13(a) hereof.

“Employee Plans” — shall have the meaning set forth in Section 4.13(a) hereof.

“Employment Agreements” — shall have the meaning set forth in Section 2.5(a)(v) hereof.

“Encumbrance” — any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” — soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” — any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” — the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” — the Securities Exchange Act of 1934, as amended.

“Excluded Assets and Liabilities” — shall have the meaning set forth in Section 2.1(b) hereof.

“FAA” — the United States Federal Aviation Administration.

“FAA Certification” — the certification of the FAA Certification Products by the FAA pursuant to the rules and regulations thereof.

“FAA Certification Products” — (A) the 10.4 Primary Flight Display/Multi Function Display and (B) the Navigation Interface Unit, as currently in process under FAA project TD7243SE-A with the Seattle Aircraft Certification Office.

“Fair Market Value” — “fair market value” of the shares of Buyer common stock shall be the average of the closing or last reported sale prices of Buyer common stock on the American Stock Exchange over the thirty (30) trading day period ending five Business Days prior to (x) in the case of determining the Fair Market Value of the Buyer Common Stock, the Final Notification Date, and (y) in case of determining the Fair Market Value of the Buyer Common Stock to be issued pursuant to Section 2.2.(d), the end of the Accounts Receivable Collection Period.

“Final Notification Date” — shall have the meaning set forth in Section 2.2(b)(i) hereof.

“GAAP” — generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 4.4 hereof were prepared.

“Governing Documents” — with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (c) any amendment or supplement to any of the foregoing.

“Governmental Authorization” — any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” — any:

(a) federal, state, local, municipal, foreign or other government;

    (b)      governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(c) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(d) official of any of the foregoing.

“Gross Company Product Sales” — the amount invoiced by Buyer or the Company in respect of Company Products sold after the Closing Date.

“Hazardous Material” — any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Holder” – shall have the meaning set forth in Section 2.6(a) hereof.

“Indemnified Person” — shall have the meaning set forth in Section 12.6(a) hereof.

“Indemnifying Person” — shall have the meaning set forth in Section 12.6(a) hereof.

“Independent Accountant” — a nationally recognized independent accounting firm mutually agreeable to Buyer and Seller. If Seller and Buyer cannot agree on the selection of the independent accounting firm to act as the Independent Accountant, they shall request the CPR Institute for Dispute Resolution (formerly Center for Public Resources) to appoint such a firm and such appointment shall be conclusive and binding on Seller and Buyer.

“Intellectual Property Assets” — shall have the meaning set forth in Section 4.20(a) hereof.

“Interim Balance Sheet” — shall have the meaning set forth in Section 4.4 hereof.

“Inventories” — all inventories of the Company, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Company in the production of finished goods.

“Investment Letter”—an investment representation letter in the form mutually agreeable to Buyer and Seller.

“IRS” — the United States Internal Revenue Service.

“Knowledge” — an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a) that individual is actually aware of that fact or matter; or

    (b)     a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

            A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Lease” — any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which the Company is a party and any other Company Contract pertaining to the leasing or use of any Tangible Personal Property.

“Leased Real Property” — shall have he meaning set forth in Section 4.7 hereof.

“Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty in effect from time to time.

“Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lock-up Agreement” — shall have the meaning set forth in Section 2.5(a)(ii) hereof.

“Mark Webb Employment Agreement” — shall have the meaning set forth in Section 2.5(a)(iv) hereof.

“Marks” — shall have the meaning set forth in Section 4.20(a) hereof.

“Material Consents” — shall have the meaning set forth in Section 8.3 hereof.

“Maximum Earn-out Amount” — shall have the meaning set forth in Section 2.2(c)(i) hereof.

“Minimum Earn-out Amount” — shall have the meaning set forth in Section 2.2(c)(i) hereof.

“Net Asset Value” — shall mean the aggregate value of all fixed and current assets (excluding those certain accounts receivable from Aviation Technology Group, Inc. and Pride Aircraft, Inc. in the aggregate amount of $150,000 and $35,000, respectively, tax-deferred assets, goodwill, patents, trade marks and other intangible assets) of the Company minus the aggregate value of all liabilities of the Company, determined in accordance with GAAP.

“Net Asset Value Closing Date Statement” — shall have the meaning set forth in Section 2.2(b)(ii) hereof.

“Net Names” — shall have the meaning set forth in Section 4.20(a) hereof.

“Notice” — shall have the meaning set forth in Section 2.6(b) hereof.

“Offer Terms” — shall have the meaning set forth in Section 2.6(b) hereof.

“Offered Price” — shall have the meaning set forth in Section 2.6(b) hereof.

“Order” — any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

    (b)     does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

    (c)     is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Outstanding A/R” — shall have the meaning set forth in Section 2.2(d) hereof.

“Patents” — shall have the meaning set forth in Section 4.20(a) hereof.

“Permitted Encumbrances” — (i) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any mechanic’s, carrier’s, warehouseman’s landlord’s, workers’, repairer’s or similar statutory Encumbrance arising in the ordinary course of business by operation of law with respect to a liability that is not yet due, (iii) zoning, entitlement, subdivision, building and other land-use regulations imposed by Governmental Bodies having jurisdiction over such property that, individually or in the aggregate, are not violated by the current use and operation of such property, (iv) covenants, conditions, restrictions, rights-of-way, easements and other similar matters whether or not of record affecting title to such property that do not materially interfere with or detract from the current use or the marketability of title of such property, (v) pledges or deposits in connection with, or to secure, workmen’s compensation, unemployment insurance pension or other employee benefits; (vi) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Liens could not reasonably be expected to materially detract from the value of the asset(s) subject to such Lien; and (vii) the Encumbrances set forth in Section 1.1(PE) of the Disclosure Schedule.

“Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding” — any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proposed Transferee” – shall have the meaning set forth in Section 2.6(b) hereof.

“Post-Closing Certification Costs” – shall have the meaning set forth in Section 2.7 hereof.

“Post-Closing Cost Dispute Notice” — shall have the meaning set forth in Section 2.7 hereof.

“Purchase Price” — shall have the meaning set forth in Section 2.2(a) hereof.

“Real Property” — any real property, leasehold, or other interest in real property.

“Receiving Party” — shall have the meaning set forth in Section 13.1(a) hereof.

“Records” — information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” — With respect to a particular individual:

(a) each other member of such individual’s immediate family;

(b) any Person that is directly or indirectly controlled by any one or more members of such individual’s immediate family;

(c) any Person in which members of such individual’s immediate family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which one or more members of such individual’s immediate family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest; and

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

            For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” — any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Representative” — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Right of First Refusal” — shall have the meaning set forth in Section 2.6(a) hereof.

“Right of First Refusal Period” — shall have the meaning set forth in Section 2.6(g) hereof.

“Right of First Refusal Purchase Price” — shall have the meaning set forth in Section 2.6(d) hereof.

“Sales Target Date” — shall have the meaning set forth in Section 2.2(c)(i) hereof. “SEC” — shall mean the United States Securities and Exchange Commission.

“Securities Act”” — shall mean the Securities Act of 1933, as amended.

“Seller Contact” — shall have the meaning set forth in Section 13.2(a) hereof.

“Seller’s Closing Documents” — shall have the meaning set forth in Section 3.2(a) hereof.

“Seller’s Rights” – shall have the meaning set forth in Section 2.9(a) hereof.

“Seller Shares” — shall have the meaning set forth in Section 2.6(a) hereof.

“Selling Shareholder” — shall have the meaning set forth in Section 2.6(a) hereof.

“Shares” — shall have the meaning set forth in Section 2.1(a) hereof.

“Software” — all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Subscription Agreement”—the subscription agreement to subscribe for the Buyer Common Stock that may be issued to Seller pursuant to the terms, provisions and conditions of this Agreement.

“Subsidiary” — with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property” — all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by the Company (wherever located and whether or not carried on the Company’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” — any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Terms” — shall have the meaning set forth in Section 2.6(d) hereof.

“Third Party” — a Person that is not a party to this Agreement.

“Third-Party Claim” — any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release” — a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Trade Secrets” — shall have the meaning set forth in Section 4.20(a) hereof.

2.	SALE AND TRANSFER OF THE SHARES; EXCLUDED ASSETS; DIRECTORS AND OFFICERS; CLOSING AND OTHER AGREEMENTS

2.1	PURCHASE AND SALE OF THE SHARES; EXCLUDED ASSETS AND LIABILITIES

              (a)     Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase and accept from Seller, free and clear of any Encumbrances, all of the issued and outstanding capital stock, warrants, options, convertible securities and other equity interests of the Company (collectively, the “Shares”) and as a result will own all of the equity interests of the Company. From and after the Closing, Seller shall not have any rights with respect to any of the Shares held by it immediately prior to the Closing, and all of the Shares shall be owned and registered solely in the name of Buyer. It is hereby agreed that, at Closing, Buyer shall be the sole holder of any and all equity interests in the Company.

              (b)     Excluded Assets and Liabilities. Notwithstanding any contrary provision of this Agreement, Buyer and Seller acknowledge and agree that the assets and Liabilities listed on Section 2.1(b) of the Disclosure Schedule (collectively, the “Excluded Assets and Liabilities”) are not intended to be included in the transactions contemplated by this Agreement and that Seller may take actions that are reasonably necessary to cause the Company to assign all of its respective right, title and interest in and to such Excluded Assets and Liabilities to Seller (or a person or entity designated by Seller) immediately prior to the Closing.

2.2	PURCHASE PRICE

            In consideration for the purchase and sale of the Shares pursuant to Section 2.1 above, Buyer shall pay to Seller the following amounts (collectively, the “Purchase Price”):

(a) Cash Consideration. On the Closing Date, Buyer shall pay $1,000,000, in immediately available funds, to Seller by wire transfer to an account designated in writing by Seller.

(b) Buyer Common Stock Consideration.

            (i)      Buyer shall pay to Seller shares of common stock of the Buyer, par value of $0.40 per share (such shares will be “restricted securities”) (the “Buyer Common Stock”), having an aggregate Fair Market Value equal to the lesser of (A) $500,000or (B) the sum of (x) the Net Asset Value of the Company as set forth on the Net Asset Value Closing Date Statement and (y) $60,000,to be issued as soon as is reasonably practicable after the date of the issuance (the “Final Notification Date”) of the Federal Aviation Administration TSO authorization letter for the FAA Certification Products (“FAA Certification”). Notwithstanding anything to the contrary contained herein, no Buyer Common Stock shall be issued to Seller until (A) Seller delivers a duly executed Subscription Agreement to Buyer, and (B) Seller delivers a duly executed Lock-up Agreement with respect to the Buyer Common Stock.

            (ii)      As soon as practicable after the Closing but in no event later than 30 days after the Closing Date, Buyer shall review the books and records of the Company. Within said 30-day period, Buyer shall (i) calculate the Net Asset Value as of the Effective Time on the Closing Date, and (ii) prepare a written statement (the “Net Asset Value Closing Date Statement”) that details Buyer’s calculation of the Net Asset Value. Within five Business Days after completion thereof, Buyer shall deliver the Net Asset Value Closing Date Statement to Seller. The Net Asset Value Closing Date Statement shall include sufficient detail with respect to each category of asset and liability reasonably to enable Seller to understand the basis of Buyer’s calculations and, upon request, Buyer shall make the work papers, back-up materials and books and records used in preparing the Net Asset Value Closing Date Statement available to Seller. Following the Closing Date, Buyer shall cause its employees to cooperate fully with Seller, and shall give Seller access to those books, records and premises being transferred to Buyer hereunder, to the extent reasonably necessary for Seller to review and, if applicable, object to Net Asset Value Closing Date Statement. Seller shall have 30 days from the date it receives the Net Asset Value Closing Date Statement to object to any item or calculation on the Net Asset Value Closing Date Statement. If Seller does not object to the Net Asset Value Closing Date Statement within such 30-day period, the Net Asset Value Closing Date Statement shall be deemed final and conclusive with respect to determination of the Net Asset Value and shall be binding on Seller and all parties hereto for such purpose. If Seller objects to any item or calculation on Net Asset Value Closing Date Statement and such objection cannot be resolved by Buyer and Seller within 10 Business Days following such objection, such objection will be resolved by the Independent Accountant, who shall be directed by Buyer and Seller (A) to resolve all such objections in accordance with GAAP within 30 days after selection of such Independent Accountant and (B) to make any necessary changes or revisions to the Net Asset Value Closing Date Statement to reflect such resolution. Within five days after completing its review of the Net Asset Value Closing Date Statement, the Independent Accountant shall deliver the revised Net Asset Value Closing Date Statement (if it determines any revisions are required) to Buyer and Seller. The Net Asset Value Closing Date Statement as revised by the Independent Accountant shall be deemed final and conclusive with respect to determination of the Net Asset Value and shall be binding on all the parties hereto for such purposes. The fees and expenses of the Independent Accountant in resolving all such objections shall be borne one-half by Buyer and one-half by Seller (which may be satisfied by offset against any Earn-out Payment).

(c) Earn-out Payment.

    (i)        Buyer shall pay to Seller one or more additional payments (each an “Earn-out Payment”) equal to an aggregate amount of up to $1,000,000 (the “Maximum Earn-out Amount”), payable in cash as follows: (A) if Buyer and/or the Company achieve Adjusted Gross Company Product Sales equal to or greater than an aggregate amount of $10 million on or before the third anniversary of the Closing Date (the “Sales Target Date”), the Company shall pay one-half of the Maximum Earn-out Amount (i.e., $500,000) (the “Minimum Earn-out Amount”) to Seller; (B) $.05 for each dollar of Adjusted Gross Company Product Sales in excess of $10 million on or before the Sales Target Date, not to exceed an aggregate of $500,000; and (C), with respect to any payment to be made pursuant to (A) and/or (B) of this Section 2.2(c)(i), less any Post-Certification Costs owed by Seller pursuant to Section 2.7 below. Unless an Earn-out Payment Dispute Notice is pending, any Earn-out Payment shall be made as soon as reasonably practicable after such payment becomes due to Seller but in no event later than 90 days therefrom and in accordance with the procedures set forth in Section 2.2(c)(ii) below, provided, however, any Earn-out Payment due pursuant to clause (B) of this Section 2.2(c)(i), shall be paid as soon as reasonably practicable after the end of the applicable Buyer fiscal quarter in which such Earn-out Payment shall have been earned by Seller and in accordance with the procedures set forth in Section 2.2(c)(ii) below. Notwithstanding the foregoing, in the event the Net Asset Value of the Company on the Closing Date (as determined pursuant to Section 2.2(b) above) is less than zero dollars, the Earn-out Payments, if any, shall be reduced on a dollar for dollar basis until such reduction equals the Net Asset Value of the Company on the Closing Date reflected as a positive value. By way of example only, in the event the Company has achieved a total of $15 million in Adjusted Gross Company Product Sales as of the Sales Target Date, the Seller would be entitled to be paid $750,000 ($500,000 + ($0.05 X $5,000,000), provided that, among other things, the Net Asset Value of the Company on the Closing Date is equal to or greater than zero dollars, no disputes are pending between the parties and Buyer is not entitled to any set-off as set forth herein. If, by way of example only, using the numbers in the previous example above, the Net Asset Value of the Company on the Closing Date was equal to a deficit amount of negative ($40,000), the Seller would be entitled to receive $710,000, provided that, among other things, no disputes are pending between the parties and Buyer is not entitled to any further set-off as set forth herein.

    (ii)         Until the Sales Target Date, Buyer will provide to Seller, within three Business Days after filing its quarterly or annual report with the SEC, as the case may be, a report of the Gross Company Product Sales for such quarter and a cumulative total of the Gross Company Product Sales since Closing. Upon request of Seller, Buyer will provide such additional information regarding the Gross Company Product Sales as is reasonably requested by Seller. In no event later than 21 days immediately following written notice from Seller certifying that Seller reasonably believes that an Earn-out Payment has been earned by it pursuant to Section 2.2(c)(i) above and the amount of such Earn-out Payment

(provided, that Seller shall not send such written notice with respect to any amounts payable pursuant to Section 2.2(c)(i)(B) above more than twice in any fiscal year of Buyer), Buyer shall either (x) agree to pay the amount of such Earn-out Payment to Seller or (y) have prepared and delivered to Seller a statement of Buyer’s calculation of Adjusted Gross Company Product Sales for the applicable period (a “Determination Statement”) in the event Buyer believes that some or all of the amount of the Earn-out Payment has not been earned by Seller pursuant to Section 2.2(c)(i) above). If, (x) after the parties are unable to mutually agree upon such calculation of Adjusted Gross Company Product Sales, or (y) after receiving the Determination Statement and prior to 10 Business Days immediately following the receipt of such statement, Seller notifies Buyer in writing (an “Earn-out Payment Dispute Notice”) that it disputes the amount of Adjusted Gross Company Product Sales as calculated by Buyer (and in such Earn-out Payment Dispute Notice states the nature of the dispute in reasonable detail, including, without limitation, Seller’s determination of the value of each of the disputed amounts or other items), and if Seller and Buyer are unable to resolve such dispute within three Business Days after receipt of the Earn-out Payment Dispute Notice by Buyer, they shall submit the dispute to the Independent Accountant. The Independent Accountant shall be instructed to arbitrate the disputed Adjusted Gross Company Product Sales or item(s), as applicable, and determine the Adjusted Gross Company Product Sales for the applicable period within 10 Business Days from the date such Independent Accountant is selected. In determining the Adjusted Gross Company Product Sales, the Independent Accountant (i) shall be bound by the provisions of this Section 2.2(c) and (ii) may not assign a value to any adjustment or item greater than the greatest value for such adjustment or item claimed by Seller or Buyer (as applicable) or less than the smallest value for such adjustment or item claimed by Seller or Buyer (as applicable). The resolution of disputes by the Independent Accountant shall be set forth in writing and shall be final, conclusive and binding on the parties, and the determination of Adjusted Gross Company Product Sales shall become final, conclusive and binding upon the date of such resolution. Whether any dispute is resolved by agreement between Seller and Buyer or by the Independent Accountant, changes to the Determination Statement shall be made hereunder only for items as to which Seller has taken exception as provided herein. The fees and expenses of the Independent Accountant, if required under this Section 2(c)(ii), shall be apportioned between Seller and Buyer to reflect the relative differences between the position asserted by Seller and Buyer with respect to each disputed adjustment or item referred to the Independent Accountant, and the resolution reached by such Independent Accountant with the party that is further from such resolution bearing a proportionately greater share of such fees and expenses. Notwithstanding the forgoing, in the event a dispute arises between the parties as to whether a particular product sold by the Company or Buyer is a Company Product, such dispute will be resolved as nearly as possible using the forgoing method but the arbiter will be an individual mutually agreeable to Seller and Buyer who is qualified to make a determination with respect to such dispute.

    (d)              Outstanding Account Receivable. In the event the Company or Buyer, which must use reasonable best efforts, collects any portion of those certain accounts receivable of Aviation Technology Group, Inc. and Pride Aircraft, Inc. in the aggregate amount of $150,000 and $35,000, respectively (collectively, the “Outstanding A/R”), within 12 months of the Closing Date (the “Accounts Receivable Collection Period”), Buyer shall pay to Seller an amount equal to such amount collected with respect to theOutstanding A/R the within the Accounts Receivable Collection Period. Buyer shall make such payment with Buyer Common Stock having a Fair Market Value equal to the amount collected by the Company or Buyer. Buyer will report to Seller at least quarterly on the progress of such collection efforts and in any event, within 21 days after receiving any payments on the Outstanding A/R. Such Buyer Common Stock shall be issued as soon as reasonably practicable after Buyer receives written notice from Seller that such payment (in the form of Buyer Common Stock) is due. Notwithstanding anything to the contrary contained herein, no Buyer Common Stock shall be issued to Seller until (A) Seller delivers a duly executed Subscription Agreement to Buyer, and (B) Seller delivers a duly executed Lock-up Agreement with respect to the Buyer Common Stock. In the event of a dispute with respect to the amount of the Outstanding A/R collected, Seller and Buyer shall negotiate in good faith to resolve any such dispute with respect to such amounts collected by the Company or Buyer in the Accounts Receivable Collection Period.

2.3	DIRECTORS OF THE COMPANY; OFFICERS OF THE COMPANY

        As of the Closing, in connection with the resignations provided for in Section 2.5(a)(vii) hereof, the Board of Directors of the Company shall be as set forth on Exhibit 2.3 attached hereto. At or prior to the Closing, the Company shall take all corporate action necessary to cause the composition of the Company’s Board of Directors to be as set forth in such Exhibit 2.3 attached hereto. Immediately following the Closing, the officers of Company shall consist of those individuals appointed by the Board of Directors of Company at the Closing, as detailed in Exhibit 2.3 attached hereto.

2.4	CLOSING

        The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer’s counsel at 405 Lexington Avenue, New York, New York, commencing at 10:00 a.m. (New York City time) on August 21, 2007 or at such other date, time or place as may be agreed to in writing by the parties hereto (the “Closing Date”). Subject to the provisions of Article 10 hereof, failure to consummate the purchase and sale provided for in this Agreement on the Closing Date will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 10 hereof.

2.5	CLOSING OBLIGATIONS

        In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller shall deliver to Buyer:

    (i)                     stock certificates representing the Shares, dully endorsed in blank or accompanied by stock powers in proper form for transfer, with appropriate transfer tax stamps, if any, affixed, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof;

(ii) a lock-up agreement in the form of Exhibit 2.5(a)(ii), duly executed by Seller (the “Lock-up Agreement”);

(iii) an employment agreement in the form reasonably acceptable to Dexter Turner and Buyer, duly executed by Dexter Turner (the “Dexter Turner Employment Agreement”);

(iv) an employment agreement in the form reasonably acceptable to Mark Webb and Buyer, duly executed by Mark Webb (the “Mark Webb Employment Agreement”);

    (v)                       an employment agreement in the form reasonably acceptable to Dwight Turner and Buyer, duly executed by Dwight Turner (the “Dwight Turner Employment Agreement” and together with the Dexter Turner Employment Agreement and Mark Webb Employment Agreement, the “Employment Agreements”);

    (vi)                       an assignment agreement in the form reasonably acceptable to Seller and Buyer, assigning all of those certain non-disclosure agreements set forth on the schedule attached thereto, duly executed by Seller and the Company;

    (vii)                       written resignation letters of all officers and directors of the Company, and of members of all the boards committees, in the form of Exhibit 2.5(a)(vii), duly executed by such directors and officers;

    (viii)                       a certificate executed by Seller and the Company as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 8.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing Date in accordance with Section 8.2;

    (ix)                       a certificate of the Secretary of each of the Seller and the Company certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller and the Company, certifying and attaching all requisite resolutions or actions of Seller’s and the Company’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and certifying to the incumbency and signatures of the officers of Seller and the Company executing this Agreement and any other document relating to the transactions contemplated herein;

    (x)                       any and all of the Records of the Company (including, but not limited to, books of account and other financial Records of the Company, the minute books of the Company and other similar Records of the Company); and

(xi) such other documents as Buyer and its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

(b) Buyer shall deliver to Seller:

(i) $1,000,000 in cash by wire transfer to an account specified by Seller in a writing delivered to Buyer on the Closing Date;

(ii) the Employment Agreements duly executed by Buyer;

(iii) the Investment Letter duly executed by Buyer; and

(iv) such other documents as Seller and its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

2.6	BUYER’S RIGHT OF FIRST REFUSAL

    (a)              Buyer’s Right of First Refusal. Before any shares of Seller (the “Seller Shares”) held by a shareholder of the Seller (a “Selling Shareholder”) or any immediate family transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (excluding transfers by gift or operation of law to a Shareholder’s immediate family member), Buyer or its permitted assignee(s) shall have a right of first refusal to purchase the Seller Shares on the terms and conditions set forth in this Section 2.6 (the “Right of First Refusal”).

    (b)              Notice of Proposed Transfer. The Selling Shareholder shall (a) deliver to Buyer a written notice (the “Notice”) stating: (i) the Selling Shareholder’s bona fide intention to sell or otherwise transfer such Seller Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Seller Shares to be transferred to each Proposed Transferee; (iv) the bona fide cash price or other consideration for which the Selling Shareholder proposes to transfer the Seller Shares (the “Offered Price”); and (v) the material terms and conditions of the proposed transfer (the “Offer Terms”) and (b) offer the Seller Shares at the Offered Price and on the Offer Terms to Buyer or its permitted assignee(s).

    (c)              Exercise of Right of First Refusal. At any time within 30 days after receipt of the Notice, Buyer and/or its permitted assignee(s) may, by giving written notice to the Selling Shareholder, elect to purchase all, but not less than all, of the Seller Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price and on the terms determined in accordance with Section 2.6(d) below.

    (d)              Right of First Refusal Purchase Price. The purchase price (“Right of First Refusal Purchase Price”) for the Seller Shares purchased by Buyer or its permitted assignee(s) under this Section 2.6 shall be the Offered Price, and the terms and conditions of the transfer shall be identical in all material respects to the Offer Terms (the “Terms”) unless otherwise agreed to by Buyer and the Selling Shareholder. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be mutually determined by the selling shareholder and the Board of Directors of Buyer.

    (e)              Payment of the Right of First Refusal Purchase Price. Payment of the Right of First Refusal Purchase Price shall be made in cash (by check), in accordance with the Terms, within 30 days after delivery of the written notice by Buyer as set forth in Section 2.6(c) above.

    (f)              Selling Stockholder’s Right to Transfer. If all of the Seller Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by Buyer and/or its assignee(s) as provided in this Section 2.6, then the Selling Shareholder may sell or otherwise transfer such Seller Shares to that Proposed Transferred at the Offered Price or at a higher price and on the Offer Terms, provided that such sale or other transfer is consummated within 75 days after the date of the Notice and provided further that any such sale or other transfer is affected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section 2.6 shall continue to apply to the Seller Shares in the hands of such Proposed Transferee in the event such Transfer was for less than all of the issued and outstanding shares of capital stock of Seller. If the Seller Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to Buyer, and Buyer and/or its assignees shall again be offered the Right of First Refusal before any Seller Shares held by the Selling Shareholder may be sold or otherwise transferred.

    (g)              Termination of Right of First Refusal; No Sale of Assets. The Right of First Refusal shall terminate as to any Seller Shares 180 days from the Closing Date (the “Right of First Refusal Period”). Seller shall not sell or otherwise transfer all or substantially all of its assets during the Right of First Refusal Period without offering to sell such assets to Buyer using the same procedure as provided in this Section 2.6.

(h) Assignment of Right of First Refusal. The Right of First Refusal shall be freely assignable by Buyer to a wholly owned subsidiary thereof at any time.

2.7	COOPERATIVE EFFORT UNTIL FAA CERTIFICATION

        After the Closing, Buyer shall be obligated to provide, and shall bear all direct reasonable costs (the “Post-Closing Certification Costs”) incurred by the Company after Closing in connection with the process to obtain the FAA Certification, such Post-Closing Certification Costs not to exceed an aggregate amount equal to $275,000. All Post-Closing Certification Costs in excess of $275,000 shall be borne 50% by Seller and 50% by Buyer; provided that Buyer may offset any such amounts owed by the Seller against the Earn-out Payment on a dollar for dollar basis. In the event the Post-Closing Certification Costs are less than $275,000, 50% of the difference will be paid by Buyer to Seller within 60 days after receipt of FAA Certification. If after receiving a statement of the Post-Closing Certification Costs and prior to 10 Business Days immediately following the receipt of such statement, Seller notifies Buyer in writing (a “Post-Closing Certification Cost Dispute Notice”) that it disputes the amount of Post-Closing Certification Costs as calculated by Buyer (and in such Post-Closing Certification Cost Dispute Notice states the nature of the dispute in reasonable detail, including, without limitation, Seller’s determination of the value of each of the disputed amounts or other items), and if Seller and Buyer are unable to resolve such dispute within 10 Business Days after receipt of the Post-Closing Certification Cost Dispute Notice by Buyer, they shall submit the dispute to the Independent Accountant.

        The Independent Accountant shall be instructed to arbitrate the disputed Post-Closing Certification Cost or item(s), as applicable, and determine the Post Certification Costs within 30 days from the date such Independent Accountant is selected. In determining the Post-Closing Certification Costs, the Independent Accountant (i) shall be bound by the provisions of this Section 2.7 and may not assign a value to any adjustment or item greater than the greatest value for such adjustment or item claimed by Seller or Buyer (as applicable) or less than the smallest value for such adjustment or item claimed by Seller or Buyer (as applicable). The resolution of disputes by the Independent Accountant shall be set forth in writing and shall be final, conclusive and binding on the parties, and the determination of Post-Closing Certification Costs shall become final, conclusive and binding upon the date of such resolution. Whether any dispute is resolved by agreement between Seller and Buyer or by the Independent Accountant, changes to the statement shall be made hereunder only for items as to which Seller has taken exception as provided herein. The fees and expenses of the Independent Accountant, if required under this Section 2.7, shall be apportioned between Seller and Buyer to reflect the relative differences between the position asserted by Seller and Buyer with respect to each disputed adjustment or item referred to the Independent Accountant, and the resolution reached by such Independent Accountant with the party that is further from such resolution bearing a proportionately greater share of such fees and expenses.

2.8	USE OF NET NAME

        Buyer acknowledges that Seller owns and will use the Net Name “optechsw.com” and Buyer will have no rights in such name.

2.9	ASSIGNMENT OF THE COMPANY’S INTELLECTUAL PROPERTY ASSETS

    (a)              Agreement and Grant. In the event that Seller may be considered to have rights in or own, in whole or in part, the Company’s Intellectual Property Assets, under applicable law, including but not limited to the trademark, copyright and patent laws of the United States (“Seller’s Rights”); for good and valuable consideration, receipt of which is hereby acknowledged, on the Closing Date, Seller does hereby agree to irrevocably assign and hereby does irrevocably assign unto Buyer, all right, title and interest in and to Seller’s Rights, together with the ongoing business, ongoing intent to resume or commence business and the goodwill associated with such Intellectual Property Assets.

    (b)              Cooperation. If required for compliance with any applicable law, regulation and/or for recordation with any governmental agency, Seller shall, without charge to Buyer, but at Buyer’s expense, execute a specific assignment of title to Buyer and do anything else reasonably necessary to enable Buyer to perfect, record or otherwise affect this assignment for patent, copyright or other form of protection for said Intellectual Property Assets anywhere in the world.

3.	REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER AND THE SHARES

        The Seller hereby represents and warrants to the Buyer as follows:

3.1	ORGANIZATION AND GOOD STANDING

    (a)               Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Company Contracts.

    (b)               Complete and accurate copies of the Governing Documents of Seller, as in effect as of the date hereof, have been delivered or made available to Buyer. The Governing Documents are complete and correct and in full force and effect, and the Company is not in violation of any of the provisions of the Governing Documents.

3.2	ENFORCEABILITY; AUTHORITY; NO CONFLICT

    (a)               This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in law or in equity). Upon the execution and delivery by Seller of each other agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in law or in equity). Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and, with respect to Seller, the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors.

    (b)               Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time): (i) violate or constitute a breach of (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller; (ii) violate or constitute a breach of or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the business of Seller; (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax; (v) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract; (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Shares; or (vii) result in any shareholder of Seller having the right to exercise dissenters’ appraisal rights.

    (c)               Except as set forth on Section 3.2(c) of the Disclosure Schedule, Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

3.3	TITLE TO THE SHARES; CERTAIN SHAREHOLDERS OF SELLER

    (a)               Seller has good and valid title to, and is the legal and beneficial owner of the Shares (and as of the Closing will have good and valid title to, and will be the legal and beneficial owner of the Shares), free and clear of any Encumbrances. Upon transfer and delivery to Buyer at the Closing, Buyer will have good and valid title to the Shares, free and clear of any Encumbrances. The Shares constitute all of the Shares over which any voting or dispositive power is held by Seller and such Seller does not own, beneficially or otherwise, directly or indirectly, any other capital stock of, or other securities, equity or ownership interest in the Company. The Shares are not subject to any voting trust agreement or other contracts or other restriction of any kind.

(b) The Persons set forth on the signature page of this Agreement are the holders of at least 90% of the issued and outstanding shares of capital stock, on a fully-diluted basis, of Seller.

3.4	BUYER COMMON STOCK TO BE RESTRICTED SECURITIES

        Seller understands that the Buyer Common Stock that may be issued to Seller pursuant to this Agreement shall not be, and will not be, registered under the Securities Act, by reason of an exemption from the registration provisions of the Securities Act. Seller agrees that it would be acquiring such Buyer Common Stock for investment purposes only, and not with a view to the resale or distribution thereof in any manner not permitted by applicable law. Seller understands that any Buyer Common Stock it may receive pursuant to this Agreement will be “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold such Buyer Common Stock indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Buyer has no obligation to register or qualify the Buyer Common Stock for resale. Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Buyer Common Stock.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY RELATING TO THE COMPANY

        Seller and the Company represent and warrant, jointly and severally, to Buyer as follows:

4.1	ORGANIZATION AND GOOD STANDING

    (a)              Section 4.1(a) of the Disclosure Schedule sets forth a complete and accurate list of the Company’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Company Contracts. The Company is duly qualified to do business as a foreign corporation in the jurisdictions set forth on Section 4.1(a) of the Disclosure Schedule and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

    (b)               Complete and accurate copies of the Governing Documents of the Company, as currently in effect, have been delivered or made available to Buyer. The Governing Documents are complete and correct and in full force and effect, and the Company is not in violation of any of the provisions of the Governing Documents.

(c) The Company has no Subsidiary and, except as disclosed on Section 4.1(c) of the Disclosure Schedule, does not own any shares of capital stock or other securities of any other Person.

4.2	ENFORCEABILITY; AUTHORITY; NO CONFLICT

    (a)               This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in law or in equity). The Company has the absolute and unrestricted right, power and authority to execute and deliver this Agreement to which it is a party and to perform its obligations under this Agreement and, such action has been duly authorized by all necessary action by shareholders and board of directors of the Company.

    (b)               Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time): (i) violate or constitute a breach of (A) any provision of any of the Governing Documents of the Company or (B) any resolution adopted by the board of directors or the shareholders of the Company; (ii) violate or constitute a breach of or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Company may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company; (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax; (v) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Company Contract; (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Shares; or (vii) result in any shareholder of the Company having the right to exercise dissenters’ appraisal rights.

    (c)               Except as set forth on Section 4.2(c) of the Disclosure Schedule, the Company is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

4.3	CAPITALIZATION; TITLE TO SHARES; INVESTMENTS

    (a)               The authorized capital stock of the Company consists of 1,000,000 shares of common stock, no-par value, of which 899,000 shares are issued and outstanding as of the date hereof. No shares of any class or series of the capital stock of the Company are held as treasury stock. Each of the Company’s issued and outstanding shares are held beneficially and of record by Seller. All of the shares of capital stock of the Company that are issued and outstanding as of the date hereof have been duly authorized and validly issued, are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any Law, the organizational documents of the Company or any Contract to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote). There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (iii) that give any person the right to receive from the Company any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Shares. There are no (i) obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, (ii) voting trusts, proxies, or other Contracts or understandings with respect to the voting of such Shares, or (iii) transfer restrictions with respect to such Shares. None of the outstanding equity securities of the Company was issued in violation of the Securities Act, or any other Legal Requirement.

    (b)               The Company (a) does not own or control, directly or indirectly, any interest in any other corporation, association, or other business entity, and (b) is not a participant in any joint venture, partnership, limited liability company, business trust or similar arrangement, and (c) does not own or hold of record and/or beneficially any shares or other securities of any class in the capital of any Person.

4.4	FINANCIAL STATEMENTS

        The Company has delivered to Buyer true and complete copies of the following: (a) a balance sheet of the Company as at December 31, 2006 (including the notes thereto, the “Balance Sheet”), and the related compiled statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of DeLap, White, Caldwell & Croy, LLP, independent certified public accountants; and (b) an unaudited balance sheet of the Company as of July 31, 2007 (the “Interim Balance Sheet”) and the related unaudited statements of income, changes in shareholders’ equity, and cash flows for seven (7) months then ended, including in each case the notes thereto certified by the Company’s chief financial officer. Such financial statements fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Company as at the respective dates of and for the periods referred to in such financial statements. The financial statements referred to in this Section 4.4 reflect and will reflect the consistent application of accounting principles (consistent with past practice) throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of the Company. The Company has also delivered to Buyer copies of all letters from the Company’s auditors to the Company’s board of directors or the officers thereof since the inception of the Company, together with copies of all responses thereto.

4.5	BOOKS AND RECORDS

        The books of account and other financial Records of the Company, all of which have been made available to Buyer prior to the execution of this Agreement, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of the Company and other similar records of the Company, all of which have been made available to Buyer prior to the execution of this Agreement, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of the Company, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

4.6	TITLE TO ASSETS; ENCUMBRANCES

        The Company has good and valid title to all the properties and assets that it purports to own (tangible and intangible) free and clear of all Encumbrances (other than Permitted Encumbrances), including all the properties and assets reflected in the most recent balance sheet included in the Financial Statements and all such properties and assets acquired by the Company (or Seller as it relates to Company Business) since the Company’s inception, including subsequently acquired properties and assets (other than inventory and short-term investments) which have been invoiced and capitalized are set forth in Section 4.6 of the Disclosure Schedule. The rights, properties and other assets presently owned, leased or licensed by the Company (or Seller as it relates to Company’s business) include all the rights, properties and other assets used in, and all the rights, properties and other assets necessary for, the conduct of the business as currently conducted and as proposed to be conducted by the Company after FAA Certification.

4.7	REAL PROPERTY

        The Company does not own any Real Property. All Real Property leased for a period greater than one (1) month by the Company is listed on Section 4.7 of the Disclosure Schedule (collectively, the “Leased Real Property”). The Company (i) has a valid and enforceable leasehold interest with respect to each item of Leased Real Property leased by it, subject to no Encumbrances, and (ii) is in possession of and has quiet enjoyment of each item of Leased Real Property leased by it. Except as described on Section 4.7 of the Disclosure Schedule, none of the Leased Real Property is subject to any sublease of all or any portion thereof and no person other than the Company has any right to occupy any of the Leased Real Property. The Company doe not pay any real estate taxes on the Leased Real Property except as additional rent under the terms of the lease. The Leased Real Property is adequate for the current needs of the Company. All of the leasehold improvements at the Leased Real Property are adequate for the current needs of the Company and are in good condition. Except as described on Section 4.7 of the Disclosure Schedule, there is no pending, proposed, anticipated or contemplated, annexation, condemnation, eminent domain or similar proceeding, or any zoning tax or assessment proceeding affecting, or that may affect, all or any portion of the Leased Real Property.

4.8	ACCOUNTS RECEIVABLE

        All Accounts Receivable that are reflected on the Balance Sheet, the Interim Balance Sheet or on the accounting Records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date and the Outstanding A/R, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Interim Balance Sheet. Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Section 4.8 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of hereof, which list sets forth the aging of each such Account Receivable.

4.9	INVENTORIES; SUPPLIERS; CUSTOMERS

    (a)               All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of the Company except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting Records of the Company as of the Closing Date, as the case may be. The Company is not in possession of any inventory not owned by the Company, including goods already sold. All of the Inventories of have been valued at cost. Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the Ordinary Course of Business of the Company at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Company.

    (b)               Except for the suppliers named in Section 4.9(b) of the Disclosure Schedule, the Company has no supplier from whom it purchased more than 5% of the total amount of goods and services which it purchased during its most recent full fiscal year. Since the Company’s inception there has not been (i) any material adverse change in the business relationship of the Company with any supplier of merchandise named in Section 4.9(b) of the Disclosure Schedule or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier.

    (c)               Except for the customers named in Section 4.9(c) of the Disclosure Schedule, the Company does not have any customer to whom it made more than 5% of its total sales during its most recent full fiscal year. Except as set forth in Section 4.9(c) of the Disclosure Schedule, there has not been (i) any material adverse change in the business relationship with any of the Company’s customers named in Section 4.9(c) of the Disclosure Schedule or (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any such customer. Except as set forth in Section 4.9(c) of the Disclosure Schedule, the Company has not received any material customer complaint concerning its products or services, nor has it had any of its products returned by a purchaser thereof.

4.10	NO UNDISCLOSED LIABILITIES; DIVIDENDS; INDEBTEDNESS

(a) No Undisclosed Liabilities. Except as set forth in Section 4.10(a) of the Disclosure Schedule, the Company has no Liability.

    (b)              Dividends. Except as set forth in Section 4.10(b) of the Disclosure Schedule, the Company has not declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its stock or redeemed or purchased or otherwise acquired any of its stock.

    (c)              Indebtedness. Except as set forth in Section 4.10(c) of the Disclosure Schedule, the Company has not incurred any indebtedness for money borrowed or any other Liabilities or made any loans or advances to any Person.

4.11	TAXES

    (a)              Tax Returns Filed and Taxes Paid. The Company has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by the Company are true, correct and complete. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Company. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, and the Company and the Seller have no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

    (b)              Delivery of Tax Returns and Information Regarding Audits and Potential Audits. The Company has delivered or made available to Buyer copies of, and Section 4.11(b) of the Disclosure Schedule contains a complete and accurate list of, all Tax Returns filed since the Company’s inception. No Tax Returns of the Company have been audited or are currently under audit. The Company and Seller have no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of the Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which the Company or any of Seller have Knowledge.

    (c)              Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company’s liability for Taxes. There exists no proposed tax assessment or deficiency against the Company.

(d) Specific Potential Tax Liabilities and Tax Situations.

    (i)               Withholding. All Taxes that the Company is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person, without any delay or penalty.

    (ii)               Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by the Company .

    (iii)               Consolidated Group. The Company (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treas. Reg. Sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(iv) S Corporation. The Company is not an S corporation as defined in Code Section 1361.

    (v)               Taxes with respect to Cancellation of Indebtedness. No Taxes are due or shall become due or be assessed with respect to any cancellation of indebtedness, including, but not limited to, the cancellation of those certain promissory notes listed on Section 8.7 of the Disclosure Schedule.

4.12	NO MATERIAL ADVERSE CHANGE

        Except as set forth in Section 4.12 of the Disclosure Schedule, since the date of the Company’s inception, there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or other) of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

4.13	EMPLOYEE BENEFITS

    (a)               Except as set forth in Section 4.13(a) of the Disclosure Schedule, the Company has no outstanding liability for payment of wages, salaries, bonuses, stock option, stock purchase, incentive compensation, profit sharing or other extraordinary compensation amounts, pensions, or contributions under any Employee Plans (as hereinafter defined) under any written labor or employment contracts, based upon or accruing with respect to those services of the Employees performed prior to the date of this Agreement except for any payments due for the current payment period or not yet due and payable. For purposes of this Agreement, “Employee Plans” means all plans, practices and arrangements, written or unwritten, formal or informal, whether applicable to a group of individuals or a single individual, and whether active, frozen or terminated, providing compensation (other than salary or wages) or other benefits of any type or nature with respect to Employees, including but not limited to all plans providing benefits for such employees that are employee benefit plans as defined in Section 3(3) of ERISA. The Company is in full compliance with its obligations under ERISA. Section 4.13(a) of the Disclosure Schedule contains a true, complete and accurate list of the names, titles, whether full-time or part-time, and current salary and bonus arrangements for all personnel employed by, for or in respect of the Company with respect to the

Business ("Employees"). Except as set forth in Section 4.13(a) of the Disclosure Schedule, there is no, and since the Company’s inception there has been no labor strike, picketing, dispute, slow-down, work stoppage, union organization effort, grievance filing, proceeding, claim (either by a party or third party agency) or other labor difficulty actually pending or, to the Knowledge of the Company and Seller, threatened against or involving the Company or Seller. The Company is not a party to any collective bargaining agreement and no such agreement determines the terms and conditions of the employment of Employees. The Company has not been informed by any of the Employees that such Employee intends to terminate his or her employment with the Company prior to the Closing or would not be willing to work for Buyer, if offered employment by Buyer, thereafter. The Company has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements under all applicable Laws, the payment of social security and similar Taxes and occupational safety and health. The Company is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

    (b)               None of the Employee Plans obligates the Company to pay any separation, severance, termination or similar benefit or accelerate any vesting schedule or alter any benefit structure solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of any Employee Plan or Section 280G of the Code.

    (c)              Section 4.13(c) of the Disclosure Schedule lists all group health or life insurance, death benefits, pension, severance, profit sharing, retirement, supplemental unemployment, disability, medical, dental, vision, employee assistance, retiree health care and insurance, bonus, extraordinary compensation, incentive, stock option or purchase or other benefit plans, arrangements and practices maintained for or on behalf of the Employees, including plans qualified under Section 401 of the Code (including pension, savings and profit sharing plans and employee stock ownership plans), excess benefit plans, deferred compensation arrangements, employee discounts and matching gift programs. The Company has provided to Buyer copies of all summary plan descriptions provided to Employees, with respect to all plans referred to in Section 4.13(c) of the Disclosure Schedule.

4.14	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a) Except as set forth in Section 4.14(a) of the Disclosure Schedule:

(i)	to the Company’s or Seller’s Knowledge, the Company is, and at all times since its formation, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

    (ii)                to the Company’s or Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

    (iii)                the Company has not received, at any time since its formation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

    (b)              Section 4.14(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the Company’s Business or the Shares. Each Governmental Authorization listed or required to be listed in Section 4.14(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 4.14(b) of the Disclosure Schedule:

    (i)                the Company is, and at all times since its formation, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 4.14(b) of the Disclosure Schedule;

    (ii)                to the Company’s or Seller’s Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 4.14(b) of the Disclosure Schedule or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 4.14(b) of the Disclosure Schedule;

    (iii)                the Company has not received, at any time since its formation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

    (iv)                all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 4.14(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

        The Governmental Authorizations listed in Section 4.14(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

4.15	LEGAL PROCEEDINGS; ORDERS

        Except as set forth in Section 4.15 of the Disclosure Schedule, there is no pending or, to the Company’s or Seller’s Knowledge, threatened Proceeding: (i) by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company, (ii) by or against the Company that relates to product liability or warranty claims; or (iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein. To the Knowledge of the Company and Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.16	ABSENCE OF CERTAIN CHANGES AND EVENTS

        Except as set forth in Section 4.16 of the Disclosure Schedule, since the date of the Company ‘s inception, the Company has conducted its business only in the Ordinary Course of Business and there has not been: (i) any material adverse change in the financial condition, assets, liabilities, Business or results of operations of the Company; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Assets; (iii) any sale, lease, abandonment or other disposition of any asset of the Company (other than in the Ordinary Course of Business of the Company); (iv) any cancellation of the debts owed to or claims held by the Company; (v) any incurrence by the Company of any indebtedness, except in the Ordinary Course of Business of the Company; (vi) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock (or other applicable equity or beneficial interest) of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any such capital stock (or other applicable equity or beneficial interest), or any option with respect to, the Company, or any transaction or contract of any kind between the Company and Seller or any of the shareholders of Seller); or (vii) any authorization, issuance, sale or other disposition by the Company of any shares of capital stock (or other applicable equity or beneficial interest) of, or option with respect to, the Company, or any modification or amendment of any right of any holder of any outstanding shares of capital stock (or other applicable equity or beneficial interest) of, or option with respect to, the Company.

4.17	CONTRACTS; NO DEFAULTS

    (a)              Section 4.17(a) of the Disclosure Schedule contains an accurate and complete list, and the Company has delivered to Buyer accurate and complete copies, each of Company Contracts (including, without limitation, all oral and written amendments, modifications and supplements):

(i) that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $500.00;

(ii) that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $500.00;

(iii) affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property;

(iv) involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

(v) containing covenants that in any way purport to restrict the Company’s business activity or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(vi) providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(vii) each power of attorney of the Company that is currently effective and outstanding;

(viii) entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages; and

(ix) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business.

    (b)              Except as set forth in Section 4.17(b) of the Disclosure Schedule, Seller does not have any rights under, and Seller is not subject to any obligation or liability under, any Contract that relates to the business of the Company.

    (c)               Except as set forth in Section 4.17(c) of the Disclosure Schedule, each Contract identified or required to be identified in Section 4.17(a) of the Disclosure Schedule and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms, is assignable by the Company to Buyer without the consent of any other Person, and no Contract will upon completion or performance thereof have a material adverse affect on the business, assets or condition of the Company or the business to be conducted by Buyer.

(d) Except as set forth in Section 4.17(d) of the Disclosure Schedule:

(i) the Company is, and at all times since its formation, has been, in compliance with all applicable terms and requirements of each Company Contract;

    (ii)              except for the Outstanding A/R, each other Person that has or had any obligation or liability under any Company Contract is, and at all times since its formation, has been, in full compliance with all applicable terms and requirements of such Contract;

    (iii)              no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Company Contract;

    (iv)              the Company has not given to or received from any other Person, at any time since its formation, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract.

4.18	INSURANCE

        Section 4.18 of the Disclosure Schedule sets forth (a) a true and complete list and description of all insurance policies, arrangements, contracts or arrangements for the transfer or sharing of insurance risks by the Company with respect to its business or assets, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such policy or other arrangement and (b) a description of such risks that the Company has designated as being self-insured. All such policies are in full force and effect, all premiums due thereon have been paid by the Company, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. The Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policy or arrangement, to the Knowledge of the Company and Seller, threatened. There is no claim pending under any such policy or arrangement as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements. The Company has not has received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company or its business in the future on substantially the same terms as now in effect. No such policy or arrangement provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company.

4.19	ENVIRONMENTAL MATTERS

        Except as disclosed in Section 4.19 of the Disclosure Schedule, (i) to the Company’s or Seller’s Knowledge, the Company is in compliance with all Environmental Laws, (ii) the Company holds, and is in compliance with, all Permits required for the Company to conduct its business under Environmental Laws, (iii) the Company has not entered into or agreed to any court decree or order and is not subject to any judgment relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Material, (iv) to the Company’s or Seller’s Knowledge, the Company does not have any liabilities or obligations in connection with any Hazardous Materials or arising under any Environmental Laws in connection with its business or any formerly owned or operated divisions, subsidiaries, or companies, (v) the

Company has never owned, leased or operated any Real Property other than the Leased Real Property, (vi) the Company has not disposed of, or arranged for the disposal of, Hazardous Materials at any onsite or offsite location except in compliance with all applicable Laws, and (vii) the Company is not aware of any Releases of Hazardous Materials on, at or under any of the Leased Real Property or any other property or facility formerly owned, leased or operated by the Company or any of its predecessors.

4.20	INTELLECTUAL PROPERTY ASSETS

    (a)               The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by the Company in which the Company has a proprietary interest, including: (i) the Company’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”); (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”); (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”); (iv) all rights in mask works; (v) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and (vi) all rights in internet web sites and internet domain names presently used by the Company (collectively “Net Names”).

    (b)              Section 4.20(b) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by the Company, and the Company has delivered to Buyer accurate and complete copies, of all the Company Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $50.00 under which the Company is the licensee. There are no outstanding and, to the Company’s or Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.

    (c)               (i) Except as set forth in Section 4.20(c) of the Disclosure Schedule, the Intellectual Property Assets are all those necessary for the operation of the Company’s business as it is currently conducted. The Company is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Section 4.20(c) of the Disclosure Schedule.

    (ii)                Except as set forth in Section 4.20(c) of the Disclosure Schedule, all former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries or information relating to the business of the Company.

(d) (i) Section 4.20(d) of the Disclosure Schedule contains a complete and accurate list and summary description of all Patents.

    (ii)                       All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

    (iii)                No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To the Company’s or Seller’s Knowledge, there is no potentially interfering patent or patent application of any Third Party.

    (iv)                Except as set forth in Section 4.20(d) of the Disclosure Schedule, to the Company’s or Seller’s Knowledge, (A) no Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v) All products made, used or sold under the Patents have been marked with the proper patent notice.

(e) (i) Section 4.20(e) of the Disclosure Schedule contains a complete and accurate list and summary description of all Marks.

(ii) None of the Marks have been registered with the United States Patent and Trademark Office.

    (iii)                No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to the Company’s or Seller’s Knowledge, no such action is threatened with respect to any of the Marks.

(iv) To the Company’s or Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

    (v)                No Mark is infringed or, to the Company’s or Seller’s Knowledge, has been challenged or threatened in any way. To the Company’s or Seller’s Knowledge, none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) (i) Section 4.20(f) of the Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights.

    (ii)               All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

    (iii)                No Copyright is infringed or, to the Company’s or Seller’s Knowledge, has been challenged or threatened in any way. To the Company’s or Seller’s Knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

(iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g) (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and complies with industry standards.

    (ii)                The Company has taken reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by the Company of a policy requiring most employees to execute proprietary information and confidentiality agreements substantially in the Company’s standard form, and all current and most former employees of the Company have executed such an agreement).

    (iii)                The Company has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to the Company’s or Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or, to the Company’s or Seller’s Knowledge, has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(h) (i) Section 4.20(h) of the Disclosure Schedule contains a complete and accurate list and summary description of all Net Names.

(ii) All Net Names have been, or as of Closing will be, registered in the name of the Company and are in compliance with all formal Legal Requirements.

    (iii)                No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to the Company’s or Seller’s Knowledge, no such action is threatened with respect to any Net Name.

(iv) To the Company or Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

    (v)                No Net Name is infringed or, to the Company’s or Seller’s Knowledge, has been challenged, interfered with or threatened in any way. To the Company’s or Seller’s Knowledge, no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

4.21	RELATIONSHIPS WITH RELATED PERSONS

        Except as disclosed in Section 4.21 of the Disclosure Schedule, neither Seller nor any Related Person thereof (other than the Company) has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company’s business. Neither the Company nor Seller nor any Related Person of any of them owns or has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions disclosed in Section 4.21 of the Disclosure Schedule, each of which has been conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with the Company with respect to any line of the Company Products or services of the Company (a “Competing Business”) in any market presently served by the Company. Except as set forth in Section 4.21 of the Disclosure Schedule, no Person has informed Seller or the Company that such Person intends to change such relationship because of the consummation of the transactions contemplated hereby. Except as set forth in Section 4.21 of the Disclosure Schedule, neither Seller nor any Related Person thereof (other than the Company) is a party to any Contract with, or has any claim or right against, the Company.

4.22	BROKERS OR FINDERS

        Neither the Company nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Company’s business or the Shares or the transactions contemplated herein.

4.23	SOLVENCY

    (a)               The Company is not now insolvent and will not be rendered insolvent by any of the transactions contemplated herein. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of the Company exceed the present fair saleable value of the Company’s assets.

    (b)               Immediately after giving effect to the consummation of the transactions contemplated herein: (i) the Company will be able to pay its Liabilities as they become due in the usual course of its business; (ii) the Company will have assets (calculated at fair market value) that exceed its Liabilities; and (iii) taking into account all pending and threatened litigation, final judgments against the Company in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Company.

4.24	RETURN POLICIES; WARRANTIES; CUSTOMER SPECIAL ORDERS; ETC.

    (a)               Except as set forth in Section 4.24(a) of the Disclosure Schedule, the Company has made no warranties or guaranties relating to merchandise, including, but not limited to, the Company Products, sold by or through the Business and has no separate return policy. There are no deferred sales plans or similar arrangements with respect to the Business. The only outstanding customer special orders are listed and described in Section 4.24 of the Disclosure Schedule.

    (b)               Except as set forth in Section 4.24(b) of the Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s Business: (a) each product (including, but not limited to, Company Products) manufactured, sold, distributed, supplied or delivered by Company has been in conformity with all applicable contractual commitments and all express and implied warranties with respect to such products, and (b) no material product manufactured, sold, distributed, supplied, or delivered by the Company is subject to any material guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, or beyond that implied or imposed by applicable law.

4.25	ACCOUNTS; SAFE DEPOSIT BOXES; POWERS OF ATTORNEY.

        Section 4.25 of the Disclosure Schedule sets forth a true and correct (i) list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those persons authorized to sign thereon, (ii) copies of all corporate borrowing, depository and transfer resolutions and those persons entitled to act thereunder and (iii) list of all powers of attorney granted by the Company and those persons authorized to act thereunder.

4.26	DISCLOSURE

    (a)               No representation or warranty or other statement made by the Company or Seller in this Agreement, the Disclosure Schedule, the certificates delivered pursuant to Sections 2.5(a) and 8.4 of this Agreement or otherwise in connection with the transactions contemplated herein contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading, which would likely have a material adverse effect on the Company.

    (b)               Neither the Company nor Seller have Knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that may materially adversely affect the Shares, assets, business, prospects, financial condition or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Schedule.

5.	REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

5.1	ORGANIZATION AND GOOD STANDING

        Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

5.2	AUTHORITY; NO CONFLICT

    (a)               This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Investment Letter, the Employment Agreements and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in law or in equity). Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

    (b)               Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated herein by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the transactions contemplated herein pursuant to: (i) any provision of Buyer’s Governing Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

        Except as set forth in Section 5.2 of the Disclosure Schedule, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

5.3	CERTAIN PROCEEDINGS

        There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein. To Buyer’s Knowledge, no such Proceeding has been threatened.

5.4	BROKERS OR FINDERS

        Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated herein.

6.	COVENANTS OF SELLER PRIOR TO CLOSING

6.1	ACCESS AND INVESTIGATION

        Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall cause the Company to afford Buyer and its Representatives and prospective lenders and their Representatives full and free access, during regular business hours, to the Company’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company and otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to the Company .

6.2	OPERATION OF THE BUSINESS OF THE COMPANY

        Between the date of this Agreement and the Closing, the Company shall (and Seller shall cause the Company to): (a) conduct its business only in the Ordinary Course of Business, including payment of all its Liabilities; (b) preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it; (c) keep in full force and effect, without amendment, all material rights relating to the Company’s business; (d) comply with all Legal Requirements and contractual obligations applicable to the operations of the Company’s business; and (e) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations, if any, required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations, if any, of the Company to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer.

6.3	NEGATIVE COVENANT

        Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, the Company shall not, and Seller shall not permit the Company to, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Parts 4.12 or 4.16 of the Disclosure Schedule would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the business of the Company.

6.4	REQUIRED APPROVALS

        As promptly as practicable after the date of this Agreement, the Company shall make all filings required by Legal Requirements to be made by it in order to consummate the transactions contemplated herein. The Company and Seller also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the transactions contemplated herein. The Company and Seller also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

      6.5 NOTIFICATION

        Between the date of this Agreement and the Closing, the Company and Seller shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of the Company’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Company’s or Seller’s discovery of, such fact or condition.

      6.6 NO NEGOTIATION

        Until such time as this Agreement shall be terminated pursuant to Section 10.1 hereof, neither the Company nor Seller shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving the Company, including the sale by the Seller of the Shares, the merger or consolidation of the Company or the sale of the Company’s business or any of the assets (other than in the Ordinary Course of Business). The Company and Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by the Company or Seller.

6.7	RESIGNATION OF OFFICERS AND DIRECTORS

        On or prior to the Closing, Seller shall deliver, or cause to be delivered, to the Buyer the resignation of each officer and director of the Company, effective at the Closing Date.

7.	COVENANTS OF BUYER PRIOR TO CLOSING

REQUIRED APPROVALS

        As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the transactions contemplated herein. Buyer also shall cooperate, and cause its Related Persons to cooperate, with the Company (a) with respect to all filings the Company shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Section 4.2(c) of the Disclosure Schedule, provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Article 7.

8.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

        Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

8.1	ACCURACY OF REPRESENTATIONS

        All of the Company’s and Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made.

8.2	SELLER’S PERFORMANCE

        All of the covenants and obligations that the Company and Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

8.3	CONSENTS

        Each of the Consents identified in Exhibit 8.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.

8.4	ADDITIONAL DOCUMENTS

        The Company and Seller shall have caused the documents and instruments required by Section 2.5(a) hereof and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a) an opinion of Bittner & Hahs, P.C., dated the Closing Date, in the form reasonably acceptable to Buyer;

(b) the certificate of incorporation and all amendments thereto of the Company, duly certified as of a recent date by the Secretary of State of the jurisdiction of the Company’s incorporation;

(c) releases of all Encumbrances in a form reasonably acceptable to Buyer;

    (d)               certificates dated as of a date not earlier than the 30 days prior to the Closing as to the good standing of the Company and payment of all applicable state Taxes by the Company, executed by the appropriate officials of the State of Oregon and each jurisdiction in which the Company is licensed or qualified to do business as a foreign corporation as specified in Section 4.1(a) of the Disclosure Schedule;

    (e)               duly signed resignations (from the applicable board of directors), effective immediately after the Closing, of all officers and directors of the Company and shall take such other action as is necessary to accomplish the foregoing;

(f) documents evidencing the termination of any and all employees of the Company (including, without limitation, executive personnel);

(g) documents evidencing the cancellation of all of issued and outstanding options of the Company; and

    (h)               such other documents as Buyer may reasonably request for the purpose of: (i) evidencing the accuracy of any of the Company ‘s or Seller’s representations and warranties; (ii) evidencing the performance by the Company or Seller, or the compliance by the Company or Seller with, any covenant or obligation required to be performed or complied with by the Company or Seller; and (iii) evidencing the satisfaction of any condition referred to in this Article 8; or otherwise facilitating the consummation or performance of any of the transactions contemplated herein.

8.5	NO PROCEEDINGS

        There shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the transactions contemplated herein or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated herein.

8.6	NO CONFLICT

        Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

8.7	INDEBTEDNESS

        Except as set forth on Section 8.7 of the Disclosure Schedule, the Company shall have no indebtedness of any kind (including, without limitation, no inter-company indebtedness or loans from or to Seller). For the avoidance of doubt, prior to the Closing Date, the promissory notes listed on Section 8.7 of the Disclosure Schedule shall have been canceled and the promissory notes to Company employees shall been assigned to Seller and the payees thereof will have waived any claim against the Company, and evidence thereof (reasonably acceptable to Buyer) shall be delivered to Buyer, prior to the Closing.

8.8	GOVERNMENTAL AUTHORIZATIONS

        Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Company from and after the Closing.

8.9	ANCILLARY AGREEMENTS

        The relevant Persons shall have entered into ancillary agreements in form and substance as set forth in Exhibit 8.9 attached hereto.

9.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

        Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

9.1	ACCURACY OF REPRESENTATIONS

        All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

9.2	BUYER’S PERFORMANCE

        All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

9.3	NO INJUNCTION

        There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the transactions contemplated herein and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

10.	TERMINATION

10.1	TERMINATION EVENTS

        By notice given prior to or at the Closing, subject to Section 10.2 hereof, this Agreement may be terminated as follows:

(a) by Buyer if a material Breach of any provision of this Agreement has been committed by the Company or Seller and such Breach has not been waived by Buyer;

(b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;

    (c)               by Buyer if any condition in Article 8 of this Agreement has not been satisfied as of the date specified for Closing in the first sentence of Section 2.4 hereof or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

    (d)               by Seller if any condition in Article 9 of this Agreement has not been satisfied as of the date specified for Closing in the first sentence of Section 2.4 hereof or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of the Company or Seller to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e) by mutual consent of Buyer and Seller;

(f) by Buyer if the Closing has not occurred on or before August 31, 2007,or such later date as the parties may agree upon, unless Buyer is in material Breach of this Agreement; or

(g) by Seller if the Closing has not occurred on or before August 31, 2007,or such later date as the parties may agree upon, unless the Company or Seller are in material Breach of this Agreement.

10.2	EFFECT OF TERMINATION

        Each party’s right of termination under Section 10.1 of this Agreement is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1 hereof , all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 10.2 and Articles 13 and 14 of this Agreement (except for those in Section 14.5 hereof) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11.	ADDITIONAL COVENANTS

11.1	PAYMENT OF ALL TAXES RESULTING FROM SALE OF SHARES BY SELLER

        Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Shares pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

11.2	REPORTS AND RETURNS

        Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of the Company, to and including the Effective Time.

11.3	ASSISTANCE IN PROCEEDINGS

        Seller and the Company will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller, the Company or its business.

11.4	NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT

    (a)              Noncompetition. For a period of three years after the Closing Date, Seller will not solicit or accept for hire services to (i) recreate or reverse engineer the embedded software which is included in the Company Products (including, without but not limited to, Flight Op, OP Integrated or Pegasus Integrated Avionics Systems display products owned by the Company) or (ii) manufacture such Company Products.

(b) Nonsolicitation. For a period of three years after the Closing Date, Seller or any Related Persons thereof shall not, directly or indirectly:

    (i)                cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

    (ii)                cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer.

    (c)              Agreement not to Hire. For a period of three years from Closing, Seller on the one hand and the Company and Buyer on the other agree that they will not hire, retain or attempt to hire or retain any employee or independent contractor of the other for a period of six months after such employee or independent contractor ceases his or her employment or service, or in any way interfere with the relationship between the party and any of its employees or independent contractors.

(d) Nondisparagement.

(i) For a period of three years after the Closing Date, Seller or any Related Persons will not disparage Buyer or any of Buyer’s shareholders, directors, officers, employees or agents.

(ii) For a period of three years after the Closing Date, Buyer or any Related Persons will not disparage Seller or any of Seller’s shareholders, directors, officers, employees or agents.

    (e)              Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Sections 11.4(a) through (d) of this Agreement is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 11.4 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 11.4 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

11.5	CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

        After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of the Company existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with the Company, any Related Person of the Company, lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Company after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing.

11.6	RETENTION OF AND ACCESS TO RECORDS

        After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of the Company delivered to Buyer. Buyer also shall provide Seller and the Company and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.

11.7	LEGENDS

        Any certificates evidencing Buyer Common Stock to be issued to Seller or any Related Persons thereof pursuant to this Agreement will be stamped or otherwise imprinted with a legend substantially in the following form (and Buyer will remove such legend when, in the opinion of counsel for Buyer, Seller or any Related Party has satisfied all requirements under the Lock-up Agreement and applicable Legal Requirements to allow the sale of such Buyer Common Stock):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN AGREEMENT BY AND AMONG THE COMPANY AND THE HOLDER OF THE SECURITIES REPRESENTED HEREBY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID AGREEMENT.

11.8	FURTHER ASSURANCES

        The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated herein.

11.9	SUBLEASE OF SPACE AFTER CLOSING.

        For a period of up to 60 days after the Closing Date, the Company may continue to occupy the space it currently occupies in the offices of Seller at the address set forth in Section 14.3 hereof. The Company will pay Seller the sum of $35.00 per day for each day it occupies such space. The Company may terminate such arrangement at any time by removing all of its property from the space. The Company will reimburse Seller for any costs associated with the Company’s current phone number after Closing, but the Company will take all reasonable steps necessary to have the phone number and related billing transferred to its name.

12.	INDEMNIFICATION; REMEDIES

12.1	SURVIVAL

        All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the certificates delivered pursuant to Sections 2.5 and 8.4 of this Agreement and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated herein, subject to Section 12.4 below. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

12.2	INDEMNIFICATION AND REIMBURSEMENT BY SELLER

        Seller will indemnify and hold harmless Buyer, and its Representatives, stockholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

    (a)               any Breach of any representation or warranty made by the Company or Seller in (i) this Agreement, (ii) the Disclosure Schedule, (iii) the certificates delivered pursuant to Sections 2.5 and 8.4 of this Agreement (for this purpose, each such certificate will be deemed to have stated that Seller’s and Company’s representations and warranties in this Agreement fulfill the requirements of Section 8.1 hereof as of the Closing Date as if made on the Closing), (iv) any transfer instrument or (v) any other certificate, document, writing or instrument delivered by the Company or Seller pursuant to this Agreement; (b) any Breach of any covenant or obligation of the Company or Seller in this Agreement or in any other certificate, document, writing or instrument delivered by the Company or Seller pursuant to this Agreement; (c) any Liability arising out of the ownership or operation of the Company prior to the Effective Time; (d) any product or component thereof manufactured by or shipped, or any services provided by, the Company, in whole or in part, prior to the Closing Date; (e) any matter disclosed in the Disclosure Schedule; (f) any noncompliance with any bulk sales laws or fraudulent transfer law in respect of the transactions contemplated herein; or (g) any Employee Plan established or maintained by Seller.

12.3	INDEMNIFICATION AND REIMBURSEMENT BY BUYER

        Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement; or

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement.

12.4	TIME LIMITATIONS

    (a)               If the Closing occurs, Seller will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.5(b) and Articles 11 and 13 of this Agreement, as to which a claim may be made at any time) or (ii) a representation or warranty (other than those in Sections 3.3, 4.3 4.6, 4.11, 4.19, 4.20, 4.22, 4.23, and 4.25 of this Agreement, as to which a claim may be made at any time), only if on or before the termination of the Earn-Out Period, including any extensions thereof, Buyer notifies Seller or the Company of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

    (b)               If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Article 13 of this Agreement, as to which a claim may be made at any time) or (ii) a representation or warranty (other than that set forth in Section 5.4 above, as to which a claim may be made at any time), only if on or before the termination of the Earn-Out Period, including any extensions thereof, Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.

12.5	RIGHT OF SETOFF

        Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may setoff any amount to which it may be entitled under this Article 12 against amounts otherwise payable under Section 2.2 hereof. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach under this Agreement. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

12.6	THIRD-PARTY CLAIMS

    (a)               Promptly after receipt by a Person entitled to indemnity under Sections 12.2, 12.3 or 12.4 of this Agreement (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

    (b)               If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 12.6(a) hereof of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 12for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within 10 days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person. Nothing contained in the preceding sentence shall prevent a party hereto from contesting its obligation to assume the defense of the Third-Party Claim.

12.7	OTHER CLAIMS

        A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and any such valid claim shall be paid promptly after such notice.

12.8	INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE

        THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 12 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT).

13.	CONFIDENTIALITY

13.1	DEFINITION OF CONFIDENTIAL INFORMATION

    (a)               As used in this Article 13, the term “Confidential Information” includes any and all of the following information of Seller, Buyer or the Company that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller and the Company, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i) all information that is a trade secret under applicable trade secret or other law;

    (ii)                all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

    (iii)                all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication;

    (iv)                all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing; and

(v) all information exchanged by the parties hereto pursuant to that certain Nondisclosure Agreement, dated November 19, 2006, by and between the Company and Buyer.

    (b)               Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 13, such information shall still be considered the Confidential Information of that Disclosing Party for purposes of this Article 13 to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller and the Company hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

13.2	RESTRICTED USE OF CONFIDENTIAL INFORMATION

    (a)               Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the transactions contemplated herein; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the transactions contemplated herein and are informed by Buyer or Seller, as the case may be, of the obligations of this Article 13 with respect to such information. Each of Buyer and Seller shall (i) enforce the terms of this Article 13 as to its respective Representatives; (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 13; and (iii) be responsible and liable for any breach of the provisions of this Article 13 by it or its Representatives.

    (b)               Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information (including for this purpose any information of the Company of the type referred to in Sections 13.1(a)(i), (ii) and (iii) of this Agreement, whether or not disclosed to Buyer) of the Company relating to the Company. Notwithstanding the preceding sentence, Seller may use any Confidential Information of the Company before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 6.2 hereof.

(c) From and after the Closing, the provisions of Section 13.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of Seller relating to the Company.

13.3	EXCEPTIONS

        Sections 13.2(a) and (b) of this Agreement do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 13 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller or the Company relating to the Company in reliance on the exceptions in clauses (b) or (c) above.

13.4	LEGAL PROCEEDINGS

        If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the transactions contemplated herein to make any disclosure that is prohibited or otherwise constrained by this Article 13, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 13.

        In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 13.4 do not apply to any Proceedings between the parties to this Agreement.

13.5	RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION

        If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

13.6	ATTORNEY-CLIENT PRIVILEGE

        The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving

Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

14.	GENERAL PROVISIONS

14.1	EXPENSES

        Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein, including all fees and expense of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

14.2	PUBLIC ANNOUNCEMENTS

        For six months after Closing, and except for any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated herein which is required to be made by Buyer under applicable Legal Requirements (including, without limitation, any securities laws and the rules and regulations of the American Stock Exchange) or in the opinion of Buyer’s counsel, any public announcement, press release or similar publicity will be issued, if at all, at such time and in such manner as the parties agree. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller nor any of its Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller or the Company has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller or the Company, that any Confidential Information of Buyer has been disclosed to Seller or its Representatives or that Seller, the Company or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the transactions contemplated herein, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the transactions contemplated herein or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which the Company’s employees, customers, suppliers and others having dealings with the Company will be informed of the transactions contemplated herein, and Buyer will have the right to be present for any such communication.

14.3	NOTICES

        All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller:	Optimization Technologies, Inc.

Attention:	Dexter Turner

Address:	15236 NW Greenbrier Pkwy

Beaverton, OR 97006

Fax no.:	(503) 690-8840

E-mail address:	dturner@optechnologies.com

with a mandatory copy to:	Bittner & Hahs, P.C.

Attention:	Andrew D. Hahs

Address:	4949 SW Meadows Road, Suite 260

Lake Oswego, OR 97035

Fax no.:	503-228-8566

E-mail address:	ahahs@bittner-hahs.com

Company (before the Closing):	OP Technologies, Inc.

Attention:	Dexter Turner

Address:	15236 NW Greenbrier Pkwy

Beaverton, OR 97006

Fax no.:	(503) 690-8840

E-mail address:	dturner@optechnologies.com

with a mandatory copy to:	Bittner & Hahs, P.C.

Attention:	Andrew D. Hahs

Address:	4949 SW Meadows Road, Suite 260

Lake Oswego, OR 97035

Fax no.:	503-228-8566

E-mail address:	ahahs@bittner-hahs.com

Company (after the Closing):	Op Technologies, Inc.
c/o Aerosonic Corporation

Attention:	Mark P. Perkins

Address:	1212 North Hercules Avenue

Clearwater, Florida 33765

Fax no.:	(727) 442-6673

E-mail address:	mperkins@aerosonic.com

with a mandatory copy to:	Troutman Sanders LLP

Attention:	Sanford G. Hausner, Esq.

Address:	The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Fax no.:	(212) 704-8313

E-mail address:	sanford.hausner@troutmansanders.com

Buyer:	Aerosonic Corporation

Attention:	Mark P. Perkins

Address:	1212 North Hercules Avenue

Clearwater, Florida 33765

Fax no.:	(727) 442-6673

E-mail address:	mperkins@aerosonic.com

with a mandatory copy to:	Troutman Sanders LLP

Attention:	Sanford G. Hausner, Esq.

Address:	The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Fax no.:	(212) 704-8313

E-mail address:	sanford.hausner@troutmansanders.com

14.4	JURISDICTION; SERVICE OF PROCESS

    (a)               Any Proceeding arising out of or relating to this Agreement or any transactions contemplated herein shall be brought in the courts of the State of Florida, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.

    (b)               THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

14.5	ENFORCEMENT OF AGREEMENT

        Seller and the Company acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller or the Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, after posting any required bond or other undertaking.

14.6	WAIVER; REMEDIES CUMULATIVE

        The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

14.7	ENTIRE AGREEMENT AND MODIFICATION

        This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement among Buyer, Seller and/or the Company) and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the Agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

14.8	DISCLOSURE SCHEDULE

        The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and the Company as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

14.9	ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

        No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement (except the obligations regarding the Buyer Common Stock) to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the transactions contemplated herein. No such assignment will release Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 14.9.

14.10	SEVERABILITY

        If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.11	CONSTRUCTION

        The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement and the Disclosure Schedule.

14.12	TIME OF ESSENCE

        With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

14.13	GOVERNING LAW

        This Agreement will be governed by and construed under the laws of the State of Florida without regard to conflicts-of-laws principles that would require the application of any other law.

14.14	EXECUTION OF AGREEMENT

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:	Seller:

AEROSONIC CORPORATION	OPTIMIZATION TECHNOLOGIES, INC.

By: /s/ David Baldini	By: /s/ Dexter Turner
Name: David Baldini	Name: Dexter Turner
Title: Chairman of the Board and	Title: President
Chief Executive Officer

Company:

OP TECHNOLOGIES, INC.

By: /s/ Dexter Turner
Name: Dexter Turner
Title: President

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Holders of at least 90% of the issued and outstanding shares of capital	Percentage Held
stock, on a fully-diluted basis, of Seller for purposes of Section 2.6 of this Agreement only

/s/ Dexter Turner	55.63%
Dexter Turner

/s/ Mark Webb	10.01%
Mark Webb

Marc & Polly Murphy Revocable Family Trust	14.84%

By: /s/ Polly Murphy
Trustee	.
Trustee

/s/ Dwight M. Turner	7.71%
Dwight M. Turner

/s/ Catherine E. Turner	7.42%
Catherine E. Turner

EXHIBITS

Exhibit 2.3	Officers and Directors
Exhibit 2.5(a)(ii)	Lock-up Agreement
Exhibit 2.5(a)(vii)	Written Resignation Letter
Exhibit 8.3	Material Consents
Exhibit 8.9	Ancillary Agreements

DISCLOSURE SCHEDULES

Section 1.1 (CP) of the Disclosure Schedule	Company Products

Section 1.1 (PE) of the Disclosure Schedule	Permitted Encumbrances

Section 2.1(b) of the Disclosure Schedule	Excluded Assets and Liabilities

Section 3.2(c) of the Disclosure Schedule	Required Notices and Consents (Seller)

Section 4.1(a) of the Disclosure Schedule	Company's Jurisdiction of Incorporation
and Foreign Qualifications

Section 4.1(c) of the Disclosure Schedule	Subsidiary(ies) of Company; List of
Ownership of Shares of capital stock or
other securities of any other Person

Section 4.2(c) of the Disclosure Schedule	Required Notices and Consents (Company)

Section 4.6 of the Disclosure Schedule	Title to Assets

Section 4.7 of the Disclosure Schedule	Leased Real Property by the Company;

Section 4.8 of the Disclosure Schedule	Accounts Receivable

Section 4.9(b) of the Disclosure Schedule	Suppliers

Schedule 4.9(c) of the Disclosure Schedule	Customers

Section 4.10(a) of the Disclosure Schedule	Liabilities

Section 4.10(b) of the Disclosure Schedule	Dividends

Section 4.10(c) of the Disclosure Schedule	Indebtedness

Section 4.11(b) of the Disclosure Schedule	Tax Returns

Section 4.12 of the Disclosure Schedule	Material Adverse Change

Section 4.12(a) of the Disclosure Schedule	Employees and Employee Benefits

Section 4.13(c) of the Disclosure Schedule	List of all Employee Benefits

Schedule 4.14(a) of the Disclosure Schedule	Compliance with Legal Requirements,
Governmental Authorizations

Section 4.14(b) of the Disclosure Schedule	Governmental Authorizations

Section 4.15 of the Disclosure Schedule:	Legal Proceedings; Orders

Section 4.16 of the Disclosure Schedule	Absence of Certain Changes and Events

Section 4.17(a) of the Disclosure Schedule	Contracts

Section 4.17(b) of the Disclosure Schedule	Seller's Rights, Obligations or Liability
under any Contract that relates to the
business of the Company

Section 4.17(c) of the Disclosure Schedule	Assigned Contracts

Section 4.17(d) of the Disclosure Schedule	Compliance and No Default under Contracts

Section 4.18 of the Disclosure Schedule	Insurance

Section 4.19 of the Disclosure Schedule	Environmental Matters

Section 4.20(b) of the Disclosure Schedule	Intellectual Property Assets

Section 4.20(c) of the Disclosure Schedule	Intellectual Property Assets / Ownership

Section 4.20(d) of the Disclosure Schedule	Patents

Section 4.20(e) of the Disclosure Schedule	Marks

Section 4.20(f) of the Disclosure Schedule	Copyrights

Section 4.20(h) of the Disclosure Schedule	Net Names

Section 4.21 of the Disclosure Schedule	Relationships with Related Persons

Section 4.24 of the Disclosure Schedule	Warranties/Guaranties

Section 4.25 of the Disclosure Schedule	Accounts; Safe Deposit Boxes; Powers Of Attorney

Section 5.2 of the Disclosure Schedule	Consents by Buyer

Section 8.7 of the Disclosure Schedule	Indebtedness